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
                                                                                                                    Exhibit 12
                                                                                                                    ----------
Plains Resources Inc.
Computation of Ratios
(In Thousands)
                                                                                                               Nine Months
                                                                                                                  Ended
                                                                                                              September 30,
                                                                                                           --------------------
                                                  1995      1996      1997       1998          1999          2000       1999
                                                --------  --------  --------  ----------     --------      --------  ----------
                                                                              (restated)                             (restated)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings
  Net income (loss) before income taxes,
    minority interest and extraordinary item    $  2,652  $ 17,754  $ 22,586  $ (106,565)    $(85,469)     $100,568  $  (76,803)
  Fixed charges                                   18,190    22,415    27,276      48,826       73,952        73,615      52,103
  Less capitalized interest                       (3,093)   (3,613)   (3,280)     (3,683)      (4,409)       (3,236)     (3,203)
                                                --------  --------  --------  ----------     --------      --------  ----------
    Total earnings available for fixed charges  $ 17,749  $ 36,556  $ 46,582  $  (61,422)    $(15,926)     $170,947  $  (27,903)
                                                ========  ========  ========  ==========     ========      ========  ==========

Fixed charges
  Interest expense                              $ 13,606  $ 17,286  $ 22,012  $   35,730     $ 46,378      $ 41,912  $   32,668
  Capitalized interest                             3,093     3,613     3,280       3,683        4,409         3,236       3,203
  Interest portion on rentals                        363       340       367         443        2,803         1,848       2,102
  Amortization of debt issue costs                 1,128     1,176     1,350       1,163        3,926         8,412       2,119
  Pre-tax preferred dividend requirement              --        --       267       7,807       16,436        18,207      12,011
                                                --------  --------  --------  ----------     --------      --------  ----------
    Total fixed charges                         $ 18,190  $ 22,415  $ 27,276  $   48,826     $ 73,952      $ 73,615  $   52,103
                                                ========  ========  ========  ==========     ========      ========  ==========
Earnings in excess of
  (required to cover) fixed charges             $   (441) $ 14,141  $ 19,306  $ (110,248)    $(89,878)     $ 97,332  $  (80,006)

Earnings to fixed charges                            1.0       1.6       1.7          --  (A)      --  (B)      2.3          --  (C)

(A) The available earnings failed to cover charges by $110.2 million. Included in earnings for 1998 was a nonrecurring gain of $60.8 million before income taxes relating to the formation of Plains All American, a noncash full cost ceiling writedown of $173.9 million before income taxes and $7.1 million in unauthorized trading losses. If such events had not occurred, the ratio of earnings to fixed charges would have been 1.2.

(B)  The available earnings failed to cover fixed charges by $89.9 million.
     Included in earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill, a $9.8 million gain related to the sale of units by Plains All American, and restructuring expenses of $1.4 million. If such events had not occurred, the ratio of earnings to fixed charges would have been 1.7.

(C)  The available earnings failed to cover fixed charges by $80.0 million.
     Included in earnings for the nine months ended September 30, 1999 was $114.9 million in unauthorized trading losses and restructuring expenses of $1.4 million. If such events had not occurred, the ratio of earnings to fixed charges would have been 1.7.

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


Plains Resources Inc.                                                        Page 2
Pro Forma Computation of Ratios
(In Thousands)
                                                                Nine Months
                                                 Year Ended        Ended
                                                December 31,   September 30,
                                                   1999            2000
                                                ------------   -------------
PRO FORMA RATIO OF EARNINGS TO
  FIXED CHARGES

Earnings
  Net income (loss) before income taxes,
    minority interest and extraordinary item    $(85,469)       $  100,568
  Fixed charges                                   60,116            63,308
  Less capitalized interest                       (4,409)           (3,236)
                                                --------        ----------
    Total earnings available for fixed charges  $(29,762)       $  160,640
                                                ========        ==========

Fixed charges
  Interest expense                              $ 46,378        $   41,912
  Capitalized interest                             4,409             3,236
  Interest portion on rentals                      2,803             1,848
  Amortization of debt issue costs                 3,926             8,412
  Pre-tax preferred dividend requirement           2,600             7,900
                                                --------        ----------
    Total fixed charges                         $ 60,116        $   63,308
                                                ========        ==========
Earnings in excess of
  (required to cover) fixed charges             $(89,878)       $   97,332

Earnings to fixed charges                              -  (A)          2.5

(A) The available earnings failed to cover fixed charges by $89.9 million. Included in earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill, a $9.8 million gain related to the sale of units by Plains All American, and restructuring expenses of $1.4 million. If such events had not occurred,the ratio of earnings to fixed charges would have been 1.9.